Exhibit 10.4

SEVENTH AMENDMENT TO OFFICE/RETAIL LEASE
This SEVENTH AMENDMENT TO OFFICE/RETAIL LEASE (this "Seventh Amendment") is dated for reference purposes only as of November 14, 2012 (the "Effective Date" or "ED"), by and between KBSII 445 SOUTH FIGUEROA, LLC, a Delaware limited liability company ("Landlord"), and UNION BANK, N.A., a national association, formerly known as Union Bank of California, N.A. ("Tenant").

R E C I T A L S:

A.    Hines VAF UB Plaza, L.P., a Delaware limited partnership, as landlord ("Original Landlord"), and Tenant, as tenant, entered into that certain Office/Retail Lease dated as of October 8, 2008 (the "Original Lease"), pursuant to which Landlord leased to Tenant and Tenant leased from Landlord that certain space as more particularly described in the Lease (the "Original Premises") in that certain building located at 445 South Figueroa Street, Los Angeles, California 90071.
B.    Original Landlord and Tenant entered into that certain First Amendment to Office/Retail Lease dated as of November 17, 2008 (the "First Amendment"), pursuant to which the parties (i) expanded the Original Premises to include the 28th Floor Expansion Space, and (ii) otherwise modified the terms of the Original Lease, all as more particularly described in the First Amendment.
C.    Original Landlord and Tenant entered into that certain Second Amendment to Office/Retail Lease dated as of July 10, 2009 (the "Second Amendment"), pursuant to which the parties (i) expanded the Original Premises and the 28th Floor Expansion Space to include the Second Amendment Expansion Space, and (ii) otherwise modified the terms of the Original Lease and the First Amendment, all as more particularly described in the Second Amendment.
D.    Original Landlord and Tenant entered into that certain Third Amendment to Office/Retail Lease dated as of April 14, 2010 (the "Third Amendment"), pursuant to which the parties modified certain of the terms of the Original Lease, the First Amendment and the Second Amendment, all as more particularly described in the Third Amendment.
E.    Original Landlord and Tenant entered into that certain Fourth Amendment to Office/Retail Lease dated as of August 10, 2010 (the "Fourth Amendment"), pursuant to which the parties (i) expanded the Original Premises, the 28th Floor Expansion Space and the Second Amendment Expansion Space to include the 35th Floor Expansion Space, and (ii) otherwise modified the terms of the Original Lease, the First Amendment, the Second Amendment and the Third Amendment, all as more particularly described in the Fourth Amendment.
F.    Landlord and Tenant entered into that certain Fifth Amendment to Office/Retail Lease dated as of October 31, 2010 (the "Fifth Amendment"), pursuant to which the parties modified certain of the terms of the Original Lease, the First Amendment, the Second Amendment, the Third Amendment and the Fourth Amendment, all as more particularly described in the Fifth Amendment.
G.    Landlord and Tenant entered into that certain Sixth Amendment to Office/Retail Lease dated as of February 15, 2011 (the "Sixth Amendment"), pursuant to which the parties converted certain visitor parking spaces into reserved parking spaces, all as more particularly described in the Sixth Amendment.

H.    The Original Lease, First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Fifth Amendment, and Sixth Amendment are collectively referred to herein as the "Lease." The Original Premises, 28th Floor Expansion Space, Second Amendment Expansion Space and 35th Floor Expansion Space are sometimes collectively referred to herein as the "Existing Premises." Landlord is the successor-in-interest to Original Landlord as "Landlord" under the Lease.
I.    The 35th Floor Lease Term is scheduled to expire by its terms on September 30, 2013.
J.    Capitalized terms which are used in this Seventh Amendment without definition have the meanings given to them in the Lease.
K.    The parties now desire to amend the terms of the Lease to (i) expand the Existing Premises to include that certain space containing approximately 16,801 rentable square feet and comprising the entire rentable area of the thirty-fourth (34th) floor of the Building, as depicted on Exhibit A attached hereto (the "34th Floor Expansion Space"); (ii) extend the 35th Floor Lease Term; and (iii) otherwise modify the Lease, all upon the terms and conditions hereinafter provided.

A G R E E M E N T :

NOW, THEREFORE, in consideration of the foregoing Recitals, the mutual covenants and agreements contained in this Seventh Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant hereby agree as follows:
1.    Expansion of Existing Premises. The "Premises" leased by Tenant under the Lease shall be expanded and redefined to include the 34th Floor Expansion Space for the period (the "34th Floor Lease Term") commencing upon the Effective Date (the "34th Floor Commencement Date") and expiring on September 30, 2016 (the "34th Floor Expiration Date"). The 34th Floor Expansion Space shall be leased on the same terms and conditions set forth in the Lease, subject to the modifications set forth in this Seventh Amendment. Landlord and Tenant hereby agree and have verified that the rentable square feet of the 34th Floor Expansion Space (as set forth in Recital K above) has been calculated in accordance with 1996 BOMA, and is not subject to adjustment or re-measurement by Landlord or Tenant. Notwithstanding the expansion and redefinition of the Premises to include the 34th Floor Expansion Space as provided hereinabove:
(a)    The provisions of Sections 4.3.4 and 14.7 of the Original Lease shall not be applicable to the 34th Floor Expansion Space;
(b)    Tenant shall not have any right to terminate the Lease as amended by this Seventh Amendment (the "Amended Lease") with respect to the entire Premises pursuant to Sections 11.2, 13.1 or 19.7.2 of the Original Lease (and Landlord shall not have such termination right with respect to the entire Premises pursuant to Sections 11.2 or 13.1 of the Original Lease) in the event of any casualty damage, condemnation or Abatement Event, respectively, that pertains only to the 34th Floor Expansion Space, but each party shall retain their respective termination rights to terminate the Amended Lease as to the 34th Floor Expansion Space, only, if and to the extent such casualty damage , condemnation or Abatement Event affects such applicable space and otherwise satisfies the requirements for termination as set forth in Sections 11.2, 13.1 and/or 19.7.2, respectively, of the Original Lease.
(c)    The Permitted Use for the 34th Floor Expansion Space shall be limited to Office Space Permitted Use, only; and

(d)    Tenant shall not be entitled to exercise (A) Tenant's options to renew the Lease Term pursuant to Section 2.2 of the Original Lease with respect to the 34th Floor Expansion Space, or (B) Tenant's option to terminate the Lease pursuant to Section 2.4 of the Original Lease with respect to the 34th Floor Expansion Space, it being understood that such options to renew and terminate shall not apply thereto; however, the 34th Floor Expansion Space shall be subject to Tenant's right of first offer set forth after the first three (3) sentences of Section 1.5 of the Original Lease (i.e., Tenant shall have no right to deliver to Landlord a Request Notice and Landlord shall have no obligation to deliver to Tenant a Response Notice with respect to the 34th Floor Expansion Space, and if Tenant leases the 34th Floor Expansion Space as First Offer Space pursuant to such provisions of Section 1.5 of the Original Lease, then such applicable First Offer Space shall be subject to such options to renew and terminate to the extent provided in Sections 1.5, 2.2 and/or 2.4 of the Original Lease (as applicable).
2.    Extension of 35th Floor Lease Term. Notwithstanding the terms of the Lease, the 35th Floor Lease Term is hereby extended (the "35th Floor Extended Term") such that it will expire coterminously with the 34th Floor Lease Term on September 30, 2016 (the "35th Floor Extended Term Expiration Date"), unless sooner terminated in accordance with the terms of the Amended Lease. No such extension shall operate to release Tenant from liability for any amounts owed or defaults which exist under the Lease prior to the Effective Date.
3.    Condition of 34th Floor Expansion Space. Except as otherwise provided in Section 5 below, Tenant hereby agrees that Tenant shall accept the 34th Floor Expansion Space in its then "AS-IS" condition on delivery by Landlord, without any representation or warranty as to its condition or the suitability thereof for the conduct of Tenant's business , Landlord shall not be obligated to refurbish or improve the 34th Floor Expansion Space, and the acceptance of possession of the 34th Floor Expansion Space by Tenant shall establish that the 34th Floor Expansion Space is at such time complete and in good, sanitary and satisfactory condition and repair.
4.    Condition of 35th Floor Expansion Space. Tenant is currently in possession of the 35th Floor Expansion Space, is fully aware of the condition of the 35th Floor Expansion Space, and acknowledges that Landlord shall not be obligated to refurbish or improve the 35th Floor Expansion Space or, except as provided in Section 5 below, to otherwise fund improvements for the 35th Floor Expansion Space in any manner, and Tenant hereby accepts the 35th Floor Expansion Space in its "AS-IS" condition as of the Effective Date.
5.    Allowance. Landlord hereby grants to Tenant an allowance (the "Allowance") in the amount of $10.00 per rentable square feet of both the 34th Floor Expansion Space and the 35th Floor Expansion Space (i.e., $336,020.00, based on the 34th Floor Expansion Space and the 35th Floor Expansion Space consisting of 33,602 rentable square feet in the aggregate), to be utilized by Tenant to make Alterations within either or both of the 34th Floor Expansion Space and/or the 35th Floor Expansion Space (the "Seventh Amendment Alterations"), subject to and in accordance with the terms and conditions of Article 8 of the Original Lease . Landlord shall disburse the Allowance to Tenant after the completion of the Seventh Amendment Alterations within a reasonable time after Tenant has delivered to Landlord a draw request ("Draw Request") in a form reasonably satisfactory to Landlord with respect to the Seventh Amendment Alterations specifying that all or any portion of the Seventh Amendment Alterations have been completed in compliance with the terms and conditions of Article 8 of the Original Lease, together with invoices, receipts and bills evidencing the costs and expenses set forth in the Draw Request and evidence of payment by Tenant for all costs which are payable in connection with the Seventh Amendment Alterations. Any such Draw Request shall constitute a representation by Tenant that the Seventh Amendment Alterations (which are subject to the Draw Request) have been completed in a good and workmanlike manner. Tenant must submit the final Draw Request, if at all, on or before

December 31, 2013 ("Draw Request Deadline"). Any undisbursed amount of the Allowance following the Draw Request Deadline shall be automatically converted, without further action by Tenant, to a credit against monthly installments of Base Rent next coming due under the Lease.
6.    Base Rent. Prior to the Effective Date, Tenant shall continue to pay monthly installments of Base Rent for the 35th Floor Expansion Space as provided in the Lease. Base Rent for both the 34th Floor Expansion Space and the 35th Floor Expansion Space shall be calculated separate and apart from the Base Rent payable for the Original Premises, the 28th Floor Expansion Space, and the Second Amendment Expansion Space during the 34th Floor Term and the 35th Floor Term, respectively. Effective as of the Effective Date, Base Rent for both the 34th Floor Expansion Space and the 35th Floor Expansion Space shall be as set forth in the following schedule:

Period	Monthly Base Rent for the 34th Floor Expansion Space	Monthly Base Rent for the 35th Floor Expansion Space	Aggregate Monthly Base Rent for the 34th and 35th Floor Expansion Spaces	Annual Base Rental Rate per RSF
ED – 10/13/13*	$50,403.00**	$50,403.00**	$100,806.00	$36.00
11/1/13 – 10/31/14	$51,915.09	$51,915.09	$103,830.18	$37.08
11/1/14 – 10/31/15	$53,472.54	$53,472.54	$106,945.08	38.19
11/1/15 – 9/30/16	$55,076.72	$55,076.72	$110,153.44	39.34

*Base Rent shall be prorated for any partial month in which the Effective Date occurs.
**Notwithstanding the foregoing, provided Tenant is not in default under the Amended Lease beyond any applicable notice and cure period, Landlord hereby agrees to abate Tenant's obligation to pay monthly installments of Base Rent for both the 34th Floor Expansion Space and the 35th Floor Expansion Space during the first two (2) full calendar months following the Effective Date (such total amount of abated Base Rent being hereinafter referred to as the "Abated Amount"). For example, if the Effective Date is October 30, 2012, monthly installments of Base Rent for both the 34th Floor Expansion Space and the 35th Floor Expansion Space shall be abated during the months of November and December, 2012. During such abatement period, Tenant will still be responsible for the payment of all other monetary obligations under the Amended Lease. Tenant acknowledges that any material default by Tenant, beyond any applicable notice and cure periods, will cause Landlord to incur costs not contemplated hereunder, the exact amount of such costs being extremely difficult and impracticable to ascertain . Therefore, should Landlord at any time terminate the Amended Lease as a result of a material default beyond applicable cure periods, then, in addition to all of Landlord's other rights and remedies, the total unamortized sum of the Abated Amount (amortized on a straight-line basis over the 34th Floor Term) so conditionally excused shall become immediately due and payable by Tenant to Landlord; provided, however, Tenant acknowledges and agrees that nothing in this subsection is intended to limit any other remedies available to Landlord at law or in equity under applicable law (including, without limitation, the remedies under Civil Code Section 1951.2 and/or 1951.4, and any successor statutes or similar laws), in the event Tenant defaults under the Amended Lease beyond any applicable notice and cure period and Landlord terminates the Amended Lease.
7.    Tenant's Share. During the 34th Floor Lease Term, Tenant's Share of increases in Direct Expenses for the 34th Floor Expansion Space and Tenant's obligations to pay Tenant's Share of increases in Direct Expenses for the 34th Floor Expansion Space shall be calculated separate and apart from the Existing Premises, shall be equal to 2.766% (calculated by dividing 16,801 rentable square feet within the

34th Floor Expansion Space by 607,517 rentable square feet in the Building [excluding the existing retail portion of the Real Property located outside the retail/office tower portion of the Building]), and shall be billed together with Tenant's Share of increases in Direct Expenses for the 35th Floor Expansion Space. During the 35th Floor Extended Term, Tenant's Share of increases in Direct Expenses for the 35th Floor Expansion Space and Tenant's obligations to pay Tenant's Share of increases in Direct Expenses for the 35th Floor Expansion Space shall remain at 2.766% (as calculated in the Fourth Amendment).
8.    Annual Direct Expense Allowance. The Annual Direct Expense Allowance for the 34th Floor Expansion Space shall be the amount of Direct Expenses for the calendar year 2013 calculated in accordance with Section 4.2 of the Original Lease . In addition, notwithstanding anything to the contrary in the Lease, the Annual Direct Expense Allowance for the 35th Expansion Space is hereby amended and revised, effective as of the Effective Date, to be the amount of Direct Expenses for the calendar year 2013 calculated in accordance with Section 4.2 of the Original Lease.
9.    Option to Extend. Landlord hereby grants to Tenant one option (the "Seventh Amendment Extension Option") to extend either or both the 34th Floor Lease Term for the 34th Floor Expansion Space and/or the 35th Floor Lease Term for the 35th Floor Expansion Space for one (1) additional period of one (1) year (the "Seventh Amendment Option Term"), on the same terms, covenants and conditions as provided for in the Amended Lease, except for monthly installments of Base Rent, which shall be $56,729.02 per month for the 34th Floor Expansion Space, $56,729.02 per month for the 35th Floor Expansion Space, or $113,458.04 per month in the aggregate for both the 34th Floor Expansion Space and the 35th Floor Expansion Space, as applicable. The Seventh Amendment Extension Option must be exercised, if at all, by written notice ("Extension Notice") delivered by Tenant to Landlord, specifying that Tenant is exercising the Seventh Amendment as to just the 34th Floor Expansion Space, just the 35th Floor Expansion Space, or both the 34th Floor Expansion Space and the 35th Floor Expansion Space, no later than December 31, 2015. The Extension Option shall, at Landlord's sole option, not be deemed to be properly exercised if, at the time the Extension Option is exercised or on the scheduled commencement date for the Seventh Amendment Option Term, Tenant has (a) committed an uncured event of default whose cure period has expired (or if Tenant would be in default but for the passage of time, the giving of notice or both), (b) assigned all or any portion of the Amended Lease as to the 34th Floor Expansion Space or the 35th Floor Expansion Space, as applicable, or its interest therein, or (c) sublet all or any portion of the 34th Floor Expansion Space or the 35th Floor Expansion Space, as applicable; provided, however, that (b) and (c) in preceding sentence shall not be applicable to any assignment or subletting of all or a portion of the 34th Floor Expansion Space or the 35th Floor Expansion Space, as applicable, to an Affiliate as set forth in Section 14.5 of the Original Lease. Provided Tenant has properly and timely exercised the Seventh Amendment Extension Option, the 34th Floor Lease Term and/or the 35th Floor Lease Term, as applicable, shall be extended by the Seventh Amendment Option Term , and all terms, covenants and conditions of the Amended Lease shall remain unmodified and in full force and effect, except that the monthly installments of Base Rent shall be as set forth above.
10.    Brokers. Landlord and Tenant each hereby represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Seventh Amendment other than Jones Lang LaSalle, representing Landlord, and CBRE, Inc., representing Tenant (collectively, the "Brokers"), and that it knows of no other real estate broker or agent who is entitled to a commission in connection with this Seventh Amendment. Landlord and Tenant shall indemnify, defend and hold the other harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission, compensation or fees claimed by any broker or agent (other than the Brokers) in connection with this Seventh Amendment or its negotiation by reason of any act of the indemnifying party.

11.    Authority. Each signatory of this Seventh Amendment on behalf of Tenant represents hereby that he or she has the authority to execute and deliver the same on behalf of the party hereto for which such signatory is acting.
12.    No Other Modification. Landlord and Tenant agree that except as otherwise specifically modified in this Seventh Amendment, the Lease has not been modified, supplemented, amended, or otherwise changed in any way and the Lease remains in full force and effect between the parties hereto as modified by this Seventh Amendment. To the extent of any inconsistency between the terms and conditions of the Lease and the terms and conditions of this Seventh Amendment, the terms and conditions of this Seventh Amendment shall apply and govern the parties. This Seventh Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which, together, shall constitute one and the same Amendment.
[NO FURTHER TEXT ON THIS PAGE; SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Seventh Amendment as of the date set forth above.

TENANT:

UNION BANK, N.A.,
a national association

By:	/s/ Larry W. Lawrence

Name:	Larry W. Lawrence

Title:	Senior Vice President Corporate Real Estate Union Bank, N.A.

By:	/s/ Tamsin Kendall

Name:	Tamsin Kendall

Title:	AVP

LANDLORD:
KBSII 445 SOUTH FIGUEROA, LLC,
a Delaware limited liability company

By:	KBS Capital Advisors, LLC, a
Delaware limited liability company,
its authorized agent

By:	/s/ Authorized Signatory

Its:	SVP

EXHIBIT A

DEPICTION OF 34TH FLOOR EXPANSION SPACE

34TH FLOOR - SUITE 3400
SUITE 3400

Exhibit A